FORM 3       U.S. SECURITIES AND EXCHANGE COMMISSION     OMB APPROVAL
                      WASHINGTON, D.C.  20549            OMB Number: 3235-0104
                                                         Expires:  April 30,
                INITIAL STATEMENT OF BENEFICIAL                    1997
                     OWNERSHIP OF SECURITIES
                                                         Estimated average
                                                         burden hours per
                                                         response ... 0.5

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                30(f) of the Investment Company Act of 1940

1.  Name and Address of Reporting Person:

    Stewart               Anne                 Marie
    ---------------------------------------------------
    (Last)               (First)               (Middle)

    7714 E. 30th Street, North
    ---------------------------------------------------
    (Street)

    Wichita                 Kansas              67226
    ---------------------------------------------------
    (City)                 (State)              (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year): 12/19/96

3.  IRS or Social Security Number of Reporting Person (Voluntary): ###-##-####

4.  Issuer Name and Ticker or Trading Symbol: Stoico Restaurant Group, Inc.
    (SRGI)

5.  Relationship of Reporting Person to Issuer (Check all applicable):

    _____  Director                  ____ 10% Owner

    __X__  Officer (give             ____ Other (specify
                    title below)                 below)

    Chief Financial Officer
    --------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year):

7.  Individual or Joint/Group Filing (Check applicable line):

    __X__    Form filed by One Reporting Person

    _____    Form filed by More than One Reporting Person



            TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security  2. Amount of    3. Ownership Form:    4. Nature of
   (Instruction 4)       Securities      Direct (D) or         Indirect
                         Beneficially    Indirect (I)          Beneficial
                         Owned           (Instruction 5)       Ownership
                         (Instruction 4)                       (Instruction 5)
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Common                   100               D


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                     (Over)

                      (Print or Type Responses)

* If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v).

   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS,
              WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.  Title of Derivative Security (Instruction 4):

2.  Date Exercisable and Expiration Date (Month/Day/Year):

    Date Exercisable:

    Expiration Date:

3.  Title and Amount of Securities Underlying Derivative Security
    (Instruction 4):

    Title:

    Amount or Number of Shares:

4.  Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instruction 5):

6.  Nature of Indirect Beneficial Ownership (Instruction 5):


Explanation of Responses:




                           /s/ Anne Marie Stewart              12/27/96
                           -------------------------------     -------------
                           **Signature of Reporting Person     Date

Note:  File three copies of this Form, one of which must be manually signed.

   If space provided is insufficient, see Instruction 6 for procedure.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

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